EXHIBIT F-2
                                                                -----------

                               STRYKER, TAMS & DILL LLP
                                 TWO PENN PLAZA EAST
                                   NEWARK, NJ 07105
                                      _________

                                    (201) 491-9500





                                             January 28, 1997



          Securities and Exchange Commission
          Judiciary Plaza
          450 Fifth Street, N.W.
          Washington, D.C.  20549


                    Re:  National Fuel Gas Company
                         National Fuel Gas Supply Corporation
                         National Fuel Gas Distribution Corporation
                         Seneca Resources Corporation
                         Utility Constructors, Inc.
                         Highland Land & Minerals, Inc.
                         Leidy Hub, Inc.
                         Data-Track Account Services, Inc.
                         National Fuel Resources, Inc.
                         Horizon Energy Development, Inc.
                         Application-Declaration on Form U-1
                         File No. 70-8963
                         ------------------------------------------


          Ladies and Gentlemen:

                    This opinion relates to the joint application-declaration, filed on or about November 15, 1996, as thereafter amended (as amended, the "Application-Declaration"), by National Fuel Gas Company ("National") and each of the above-referenced, wholly-owned subsidiaries of National under the Public Utility Holding Company Act of 1935, as amended. Capitalized terms used but not defined herein have the meanings assigned thereto in the Application-Declaration.

                    The Application-Declaration seeks authorization for the participation by National and National Fuel Gas Supply
          Corporation in a joint venture with one or more subsidiaries of Tennessee Gas Pipeline Company ("Tennessee") to develop, construct, finance, own and operate certain natural gas gathering and processing facilities and to engage in certain related transactions, as more fully described in the Application-Declaration (the "Project").

                    Insofar as it relates specifically to National, the Application-Declaration seeks authorization for the following transactions (the "Transactions"):

                    (i) The organization of a direct, wholly-owned subsidiary of National or, in the alternative, the purchase by National of all of the outstanding voting stock of a corporation to be organized by Tennessee (such subsidiary or acquired corporation being hereinafter referred to as the "National Affiliate"), in either case for the purpose of investing in the Project;

                    (ii) The organization by the National Affiliate and an affiliate of Tennessee of one or more special purpose entities (the "Special Purpose Entities") to own, manage and operate the Project, and the acquisition by the National Affiliate of a 50% equity interest therein;

                    (iii) The capitalization of the National Affiliate through debt and equity financing (including, in the case of debt financing, the participation by the National Affiliate in National's current money pool arrangement, heretofore approved by the Securities and Exchange Commission in SEC File No. 70-8729), subject, in the case of debt financing, to the limitation that the aggregate amount thereof shall not exceed $250 million at any one time outstanding, of which no more than $210 million may be in the form of long-term loans; and

                    (iv) The provision by National of credit support (including, but not limited to, issuing guaranties and obtaining, and assuming reimbursement obligations with respect to, letters of credit) with respect to obligations and liabilities incurred by the National Affiliate or the Special Purpose Entities to third parties in connection with the construction, ownership, operation and financing of the Project, subject to the limitation that such credit support facilities shall not exceed in the aggregate the sum of $175 million at any one time outstanding.

                    Based upon the foregoing and subject to the qualifications and assumptions hereinafter set forth, we are of the opinion that:

                    1. National is a corporation duly incorporated and validly existing under the laws of the State of New Jersey.

                    2. If (i) the Transactions are approved by the Boards of Directors of National and the National Affiliate, and consummated in accordance with the order or orders of the Securities and Exchange Commission (the "Commission") thereon and, in the case of short-term debt financing by National of the National Affiliate, the orders heretofore entered by the Commission in connection with National's current money pool arrangement, (ii) the respective Boards of Directors (or other governing bodies) of the National Affiliate and the Special Purpose Entities duly authorize the incurrence of the obligations and liabilities to be guaranteed or assumed by National, or with respect to which National will otherwise provide credit support,
          (iii) the obligations so incurred by the National Affiliate and the Special Purpose Entities are legal, valid, binding and enforceable obligations of those obligors and have been incurred solely in connection with the Project, (iv) all debt obligations of the National Affiliate to National are appropriately documented and properly reflected on the respective books of the National Affiliate and National, (v) the capital stock of the National Affiliate to be issued to National upon the organization of the National Affiliate is duly authorized by the Board of Directors of the National Affiliate and validly issued to National and the consideration fixed therefor is duly paid by National, or, if applicable, the capital stock of the National Affiliate to be purchased by National has been duly authorized, validly issued, fully paid and nonassessable, is duly and validly transferred to National, and the consideration therefor is duly paid by National, (vi) the equity interests in the Special Purpose Entities to be issued to the National Affiliate upon the organization of the Special Purpose Entities are duly authorized by all appropriate action and the consideration prescribed therefor is duly paid by the National Affiliate, and (vii) all authorizations and approvals from appropriate governmental and regulatory authorities, if required in connection with the debt and/or equity investments by National and the National Affiliate in the Project are duly obtained.

                    A. All laws of the State of New Jersey applicable to the Transactions will have been complied with;

                    B. Upon the due execution and delivery by National of appropriate credit support instruments, the obligations incurred by National thereunder, insofar as New Jersey law is applicable, will be duly authorized and within the power and authority of National and, to that extent, will be valid and binding obligations of National;

                    C. Insofar as New Jersey law is applicable, National will legally acquire (i) the capital stock of the National Affiliate either issued to National upon the organization of the National Affiliate or acquired by National by purchase from the original equity owner of the National Affiliate, and (ii) the debt obligations of the National Affiliate owing to National in connection with debt financings (including, without limitation, obligations evidencing borrowings by the National Affiliate under National's money pool arrangement which, by the terms of that arrangement, are owing to National); and

                    D. The legal rights of the holders of any securities heretofore issued by National will not have been violated.

                    In rendering the opinions expressed in paragraph 2, we have made the following assumptions and those opinions are qualified accordingly:

                    (a) No property or assets of National will be pledged as security for its obligations under any debt or credit support instrument that it may issue in connection with the Transactions;

                    (b) The National Affiliate will not own, directly or indirectly, a majority of the equity interests in any Special Purpose Entity;

                    (c) Any and all indebtedness incurred by National or the National Affiliate (I) for the repayment or money borrowed from third parties or representing deferred obligations for the payment of the purchase price of property purchased from a third party, and (II) which matures by its terms, or is renewable or extendible at the option of the obligor to a date, more than one year from the date of incurrence ("Funded Debt"), will be in compliance with Sections 6.05 and 6.06 of that certain Indenture, dated as of October 15, 1974, between National and The Bank of New York (formerly, Irving Trust Company), as Trustee, as heretofore supplemented and amended (so supplemented and amended, the "Indenture"); and

                    (d) Any guaranty or assumption by National of, and any other credit support provided by National with respect to, obligations of the National Affiliate or any of the Special Purpose Entities representing Funded Debt will be in compliance with Section 6.05 of the Indenture.

                    A copy of this opinion is being delivered to Reid & Priest LLP who, in its opinion to you of even date herewith, is entitled to rely upon the opinions expressed herein concerning matters of New Jersey law to the same extent as if this opinion had been addressed to it.

                    We consent to the use of this opinion as an exhibit to the Application-Declaration.


                                        Very truly yours,

                                        /s/ Stryker, Tams & Dill LLP

                                        STRYKER, TAMS & DILL LLP